EXHIBIT 10.5

                      Bayhorse Mine Geologist Report
                      ------------------------------

       Prepared by Greg Shifrin and Jesse Jennings of Minex Corporation

Introduction

The Bayhorse mining property located in Baker County, Oregon has historically produced Ag, Cu, Pb, Zn, and Au and is a diverse zone of mineralization, which warrants continued investigation and development. The Bayhorse property consists of 66 unpatented lode-mining claims, BH 1 to 66, which surround a core group of 3 patented properties that are owned and operated by Trevenex Resources of Spokane, Washington. The claim group is located approximately
6.5 miles NE of the community of Huntington Oregon, in sections 8,9,16,17,19,20 and 21, T. 13 S., R. 45 E., Willamette Meridian. The
registered mining claims are summarized below.

Unpatented Mining Claims:             OMC #
BH1 through BH66                      163188 through 163253


Patented Mining Claims:               Mineral Survey#
OK Quartz Lode                        M.S. 301
Bayhorse Quartz Lode                  M.S. 133
Rapid Quartz Lode                     M.S. 500


The Bayhorse Property is situated on a mineralized portion of a heavily faulted series of volcanic rocks. The lithologies range from coarsely grained andesite to finely grained rhyolite with various intrusives as well. The mineralized zone occurs in both the highly silicified portion of the andesitic member and in small fractures in the hard, flinty rhyolite. The ore body is generally tabular to trough-like in shape and is transversed by veinlets and stringers of an arsenic rich variety of tetrahedrite, tennantite. (Hershey, 1923) there is silver, lead and zinc associated with and combined with copper, arsenic, and vanadium rich minerals, rather than the more common association with galena and sphalerite. There is also azurite and malachite staining on the walls of the excavated stope. Additional minerals include the less common minerals enargite, dufrenoysite and cuprodesclosite. These minerals are roughly described as copper-arsenic sulphides, and are indicative of the extent and complexity of mineralization in the area. The body of mineralization is bounded by fine-grained fault gouge on all four sides, as well as the top and bottom, indicating that the ore exists as a structurally bound segment of an original body of rock. It is has not been determined if the ore existed pre-faulting and is present in the continuation of the lithologic units, however, the degree of impermeability of the fault gouge is such that it would seem to preclude secondary, post-movement mineralization. Sample assay results averaged; Ag with 40 oz/ton
(opt) with an anomalous high of 500 opt, and Au with a high of .328 opt.

Historical Development

The Bayhorse Mine operated from 1920-1925. Underground development consisted of a 500-foot drift that was driven on a vein structure. The drift followed the vein up approximately 80 feet and a large stope was excavated (Olsen, 1983).

Silver King Mines (Alta Gold) of Salt Lake City, Utah operated the mine from 1982 to 1985 and ran a drift 485 feet on the same level as the stope. During this time period Sunshine Mining Company, Bunker Hill and Homestake Mining Company evaluated the Bayhorse, but did option or take control of the property.

Production records show dry ore shipments to both the Bunker Hill Smelter and the Tacoma Smelter. Tacoma reported a total of 203 tons of ore received between June 1920-April 1924, with average returns of 33.8 oz/ton Ag and 1.02% Cu. The Bunker Hill Smelter handled the bulk of ore shipped from the Bayhorse Mine. From 1920-1925, 4,692.1595 tons of ore were shipped to Bunker Hill, with 138,710.97 ounces Ag recovered, showing an average of 29.56 oz/ton. Ore shipment records from 1984 show 5,088 tons of ore shipped, but no average grades were recorded.

General Geology

The Bayhorse Property is positioned within a tectonically disrupted series of volcanic rocks consisting of flows of andesite and rhyolite and intrusive rocks ranging from sills and dikes of both basaltic and rhyolitic composition to coarse grain diabase. The beds strike generally east-west and show an average dip of 60 degrees. Moving up section and generally to the north, the stratigraphy starts with a thick layer of coarse-grained andesite tuff of Permian age. Sitting above the andesite there is a belt of stratified fine-grained red and purple tuffs, which is the host lithology for the primary mineralization in the area. This member is bounded to the north by a 100-200 foot thick rhyolite flow of Triassic age. The rhyolite outcrops along the west shore and slope of the Snake River, indicating the spatial orientation of the rocks associated with the Bayhorse Property. The volcanic rock sequence continues up section to the north with a green colored schist/andesitic agglomerate and then a fine grain volcanic tuff. Resting on top capping the volcanic series, there is gypsum-bearing series, which contains schist, shale, and altered limestone. The main intrusive is a diabase vein that strikes approximately north and dips 50 degrees-60 degrees to the east. The vein ranges from 10-50 feet in width and is identified by the presence of feldspar laths. Based on superposition, the country rocks were tilted to their present attitude prior to the intrusions.

Faults

The distribution of mineralization on the Bayhorse Property is controlled by three main faults, along with numerous secondary planes of movement. Hershey
(1923) indicated that the northern extent of the ore body terminates against a thick gouge zone extending to a maximum of 5 feet. The rock is described as a fine-grained cataclastite composed of fragments of red andesite and darker rhyolite of the hanging wall. The fault dips 60 degrees to the north parallel to the dip of the bedding planes. The Sunshine fault strikes N15 degreesW and dips 20 degrees-25 degrees to the south. This fault holds the ore body in the hanging wall and has an apparent normal offset of approximately 260 feet. The Sunshine Fault forms the floor of the ore body, (Hershey, 1923). A shallowly dipping fault zone striking N40 degreesE forms the roof of the ore body as evidenced by slickenslides that show down dip movement in the hanging wall of the system. This fault has not been assigned a proper name. The Osburn Fault lies to the west of the Bayhorse Mine. The fault strikes approximately N15 degreesW and is steeply dipping to near vertical. The ore body terminates against a fine grain, greenish fault gouge related to the fault on its western boundary. The Osburn Fault interactions in the area indicate a complex history of movement, which led to the present juxtaposition of distinct lithological members. It is suggested that the dominant faults are post mineralization and have subsequently offset an existing, more extensive zone of mineralization.

Economic Geology

The identified mineralized zone of is located within a structurally bounded segment of highly silicified Permo-Triassic andesite and rhyolite. The mineralized ore zone ranges from 10 to 50 feet in thickness. There are stringers of tennantite and other arsenic bearing minerals associated with the mineralized zone. Average silver returns have been reported as ~40
oz/ton, with trace gold showing a high of ~0.3 opt.   There are three viable
exploration targets at the Bayhorse. The first is the continuation of the mined ore zone to the west and at depth where the target is a massive sulfide. Formosa Resources and Pan American Mining assessed the property in the 1980s and suggested that it had similar characteristics to a Kuroko type deposit. The ore body is structurally bounded and the western extension has never been identified. The second is mineralization along the fault planes and associated fractured rocks. This was identified during previous property evaluations and needs to be explored. The third is the potential for mineralization beneath an overlying gypsum cap to the west up slope from the mine. No mine working or drilling has extended into this zone, where there is copper mineralization present at the surface adjacent the gypsum carbonate cap.

Reserve Calculations and Ore Shipments

Reserve calculations were done in 1983 and 1984. Sintay (1983) estimated a total Ag reserve of 153,845 probable oz of Ag. based on grade and ore distribution. In September1984, reserve calculations were carried out on a 100X100 meter grid layout, providing a clearer and more realistic total recoverable amount of 6,724 tons of ore. Shipment records from 1984 indicate the following tonnage and grade.


DATE                          TONNAGE                      AVG AG GRADE
May 1984                     738.27 tons                    18.6 opt Ag
June 1984                    1225.08 tons                   18.1 opt Ag
July 1984                     748.3 tons                    16.2 opt Ag
August 1984                   1097.5 tons                   18.5 opt Ag
September 1984                 950 tons                     21.3 opt Ag
TOTAL                        4759.15 tons                 18.54 opt Ag avg.

Summary

The Bayhorse property consists of 66 unpatented lode-mining claims, which surround a core group of three patented claims. Recorded smelter returns averaging ~40 oz/ton Ag have been taken from samples throughout the existing mine works and surrounding area.

The zone of mineralization is hosted within a volcanic rock series that has experienced extensive faulting and regional disruption. The geometry and structural termination of the ore body at an observed fault zone suggests that the ore body has been offset by a series of faults and thus lies beyond the presently known zone of mineralization. Further structural and lithological study is needed to substantiate the extent and grade of mineralization and the feasibility of mine development. Considering the width of the mineralized structure, the historical grade of ore mined, and current metal prices, the Bayhorse property is a viable and potentially productive exploration target. An exploration plan and budget for Bayhorse is attached to this report.


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